UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 28, 2025, Phillips 66 issued the following press release in connection with Phillips 66 publishing a presentation related to Phillips 66’s 2025 Annual Meeting of Shareholders. A copy of the press release is provided below.

Phillips 66 Files Investor Presentation Highlighting Proven Strategy, Board Strength and Path for Shareholder Value Creation

Outlines strong operational and financial performance driven by the Company’s transformative strategy

Warns that Elliott’s high-risk proposals are misleading, based on flawed analysis and threaten long-term shareholder value

Underscores the valuable skills and experiences Phillips 66’s Board and nominees have to drive shareholder value creation, superior to those of Elliott’s nominees

HOUSTON, April 28, 2025 - Phillips 66 (NYSE:PSX) (the “Company”) today filed an investor presentation with the U.S. Securities and Exchange Commission in connection with its upcoming Annual Meeting of Shareholders on May 21, 2025.

In conjunction with the presentation, Phillips 66 published two new videos that showcase the skills and experiences the Company’s two new Board nominees, A. Nigel Hearne and Howard Ungerleider, would bring to the Board and how they would approach driving shareholder value as a potential Board member of Phillips 66.

The presentation and the videos are available at www.phillips66delivers.com.

Highlights of the investor presentation include:

Phillips 66’s proven strategy has driven, and will drive, outperformance for shareholders

•

Since Mark Lashier became President and CEO in 2022, Phillips 66 has delivered total shareholder returns of 67%[1], significantly outperforming the S&P 500 Energy Index by 45%[1] and the Company’s synthetic proxy peer median[2] by 42%[1]

•

In under three years, Phillips 66 has taken significant action, including returning over $14 billion to shareholders through share repurchases and dividends, rationalization of Refining assets, $3.5 billion in non-core asset divestitures, and opportunistic Midstream expansion through the Pinnacle and EPIC NGL acquisitions[3]

•	Reduced Refining Adjusted Controllable Costs from $6.98/bbl in 2022 to $5.90/bbl[4] in 2024 with a clear plan in place to further reduce costs and achieve $5.50/bbl by 2027[5]

•

Phillips 66’s transformative strategy is in its early innings and has significant room to deliver further value. This proven strategy will continue to drive long-term competitiveness in Refining, grow the NGL value chain, maintain the Company’s advantaged position in Chemicals, optimize profitability across all assets, and deliver consistent, compelling returns

•

Phillips 66 has delivered Refining profitability on par with peers on a like-for-like basis, while outperforming them in overall Refining cost improvements since 2022[6]. The Company remains focused on cost improvements with a focus on further enhancing market capture.

•

Compared to 2021, our projected Midstream Adjusted EBITDA (post EPIC NGL) has grown by $1.9 billion, driven by an incremental 18% Cash Return on Capital Invested[7], with additional organic growth opportunities in the future

•	CPChem’s global scale and feedstock advantages result in a self-funding joint venture with stable, growing distributions that is constructing two world-scale projects coming online in late 2026

The Company’s integrated model creates consistent and compelling long-term value for shareholders

•	Compared to the weighted proxy peer average, the Company’s integrated model delivers higher returns for shareholders and lower volatility across cycles

•

Phillips 66’s integrated structure creates $500 million in annual operating synergies[8], as the Midstream business ensures reliable supply and integrated logistics for refineries and CPChem, ultimately improving flow assurance, feedstock quality, blending efficiency, and market flexibility

•

Since the spinoff in 2012, we have grown our dividend at a 15% CAGR.[9] Our annual dividend paid has increased every year – a rare achievement in the energy sector, especially through economic and commodity cycles

Elliott, which has notable conflicts of interest, is attempting to mislead shareholders while pushing a short-sighted agenda that introduces undue risk and threatens to disrupt long-term shareholder returns

•

Elliott has demonstrated a pattern of inconsistent engagement with the Company, including prolonged periods of no engagement followed by public presentations with new demands, not allowing the Board to interview its nominees and seeking to replace Bob Pease – a director who was appointed in mutual agreement with Elliott[10]

•

Misleading shareholders has been a core focus of Elliott’s campaign – twisting quotes from management, describing their annual resignation proposal as voluntary despite the plain language of the proposal requiring resignation, mischaracterizing Phillips 66’s business and comparing our performance to peers who report their metrics differently

•	Elliott’s proposals ignore action already taken by Phillips 66 to reduce Refining Adjusted Controllable Costs

•

Elliott’s calls to separate the Midstream business and CPChem are not only misguided and risky, but are underpinned by speculative valuations, ignore potentially large tax leakages and are driven by comparisons to other situations that are not applicable to Phillips 66

•

Elliott’s subsidiary, Amber Energy, is in pursuit of CITGO – a direct competitor of Phillips 66 in a core operational corridor – and is being led by the same portfolio managers who are driving its proxy campaign against Phillips 66 and actively trying to undermine our strategy. Elliott’s public solicitation materials do not clearly mention its pursuit of CITGO, or that multiple members of the Amber Energy leadership team have been directly involved in soliciting Phillips 66 shareholders

Phillips 66’s highly skilled and refreshed Board is a group of change agents with a track record of value creation, while Elliott’s nominees pose a risk to shareholder value

•

Phillips 66’s Board composition is closely aligned with the Company’s strategy. Of our continuing Directors and our nominees, six have refining experience, five have chemicals experience and five have midstream experience. Nearly everyone has experience in business transformations, several have expertise in finance and a number are experts in supply chains[11]

•

The Board consistently and rigorously evaluates the portfolio and other alternatives with a clear focus on maximizing long-term shareholder value – and remains prepared to take decisive action to achieve that goal

•	Our Directors and nominees have overseen more than $300 billion in “breakup” or major divestiture transactions[12] and consistently evaluate the portfolio for value-creating opportunities

•	With five new directors appointed within the past four years, the Board has a strong track record of regular refreshment

•

Compared to Phillips 66’s nominees, Elliott’s nominees bring less relevant expertise and have redundant backgrounds. They also have conflicts of interests and close ties to Elliott and Amber Energy, who are actively pursuing one of our direct competitors, CITGO

•

Phillips 66’s nominees are significantly superior to Elliott’s in every category. Our nominees have experiences that are directly relevant to the Company’s strategy and have notably stronger track records of creating value at publicly traded companies when compared to Elliott’s nominees

Elliott has put forth illegal corporate governance demands, masked by misleading communications

•

As you know, the Board is fully committed to declassifying in accordance with our governing documents such that each of our directors is up for election each year. Our last attempt to do so received approval from 73% of outstanding shares. We encourage shareholders to vote FOR management’s declassification proposal

•

In contrast, Elliott is asking us to devise a “workaround” to declassify the Board in a de facto manner, without obtaining the required stockholder vote to do so. Our charter and by-laws do not give us that power. Put simply, if implemented, Elliott’s annual resignation proposal would contravene Delaware law, our company’s charter and by-laws and our Board’s fiduciary duties to shareholders. These facts are totally irreconcilable with Elliott’s purported interest in good corporate governance. The SEC has a process for companies to be able to exclude 14a-8 shareholder proposals that are illegal to implement, but the manner Elliott chose to proceed with avoided that review as Elliott submitted a proposal and solicited on its own proxy card

•

Elliott itself clearly realizes that an annual resignation requirement is not legal to implement, so Elliott keeps misleadingly suggesting that what it is asking for is simply voluntary. However, the plain text of Elliott’s proposal specifically asks the Board to adopt a policy requiring our directors to resign each year

•	Implementing Elliott’s proposal would expose the Company to costly litigation and reputational risks and set a dangerous precedent for conveniently disregarding governing documents

Your Vote Matters

Phillips 66’s Board of Directors urges shareholders to use only the WHITE proxy card to vote:

•	“FOR” all four of the candidates proposed by the Company and not Elliott’s four nominees;

•	“FOR” management’s proposal to approve the declassification of the Board of Directors; and

•	“AGAINST” Elliott’s proposal requiring annual director resignations, which implementing would violate Delaware law and put your Board at significant legal and reputational risk

The Board strongly recommends that shareholders safeguard their investment in Phillips 66 by casting their vote as soon as possible, regardless of plans to attend the Annual Meeting virtually on May 21, 2025.

Shareholders may receive materials from Elliott Management that say “gold proxy card” or “gold voting instructions” or similar. Phillips 66 recommends that shareholders DISCARD any Gold voting materials they may receive from Elliott. Shareholders may cancel out any vote made using a Gold proxy card by voting again TODAY using the Company’s WHITE proxy card. Only the latest-dated vote will count.

About Phillips 66

Phillips 66 (NYSE: PSX) is a leading integrated downstream energy provider that manufactures, transports and markets products that drive the global economy. The company’s portfolio includes Midstream, Chemicals, Refining, Marketing and Specialties, and Renewable Fuels businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn.

Use of Non-GAAP Financial Information

Non-GAAP Measures—This news release includes non-GAAP financial measures, including, “adjusted EBITDA” and “refining adjusted controllable costs.” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry. Where applicable, these measures exclude items that do not reflect the core operating results of our businesses in the current period or other adjustments to reflect how management analyzes results. Reconciliations to, or further discussion of, the most comparable GAAP financial measures can be found within or at the end of the news release materials.

This news release also includes forward-looking non-GAAP financial measure estimates such as, but not limited to “adjusted EBITDA” and “refining adjusted controllable costs” which, as used in certain places herein, are forward looking non-GAAP financial measures. These forward-looking estimates or targets depend on future levels of revenues and/or expenses, including amounts that could be attributable to non-controlling interests or related joint ventures, which are not reasonably estimable at this time. Accordingly, reconciliations of these forward-looking non-GAAP financial measures to the nearest GAAP financial measure cannot be provided without unreasonable effort. Below are definitions of these non-GAAP measures and identification of the most directly comparable GAAP measure.

EBITDA is defined as estimated net income plus estimated net interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as estimated EBITDA plus the proportional share of selected equity affiliates’ estimated net interest expense, income taxes, and depreciation and amortization less the portion of estimated adjusted EBITDA attributable to noncontrolling interests. Net income is the most directly comparable GAAP financial measure for the consolidated company and income before income taxes is the most directly comparable GAAP financial measure for operating segments. Refining adjusted controllable cost is the sum of operating and SG&A expenses forour Refining segment, plus our proportional share of operating and SG&A expenses of two refining equity affiliates that are reflected in equity earnings of affiliates. The per barrel amounts are based on total processed inputs, including our proportional share of processed inputs of an equity affiliate, for the respective period.

References in this news release to shareholder distributions and returns to shareholders refer to the sum of dividends paid to Phillips 66 stockholders and proceeds used by Phillips 66 to repurchase shares of its common stock. References in this news release to “synergies” or “dis-synergies” are supported by management’s estimates and assumptions. These estimates are derived from the Company’s internal projections and other relevant data. However, because these synergies or dis-synergies are not calculated in accordance with generally accepted accounting principles (GAAP), they cannot be directly reconciled to GAAP measures. The Company believes that these non-GAAP measures provide valuable insight into optimization benefits but cautions that such synergies or dis-synergies may not be realized in full or at all.

Basis of News release—Effective April 1, 2024, we changed the internal financial information reviewed by our chief executive officer to evaluate performance and allocate resources to our operating segments. This included changes in the composition of our operating segments, as well as measurement changes for certain activities between our operating segments. The primary effects of this realignment included establishment of a Renewable Fuels operating segment, which includes renewable fuels activities and assets historically reported in our Refining, Marketing and Specialties (M&S), and Midstream segments; change in method of allocating results for certain Gulf Coast distillate export activities from our M&S segment to our Refining segment; reclassification of certain crude oil and international clean products trading activities between our M&S segment and our Refining segment; and change in reporting of our investment in NOVONIX from our Midstream segment to Corporate and Other. Accordingly, prior period results have been recast for comparability.

Jeff Dietert (investors)

832-765-2297

jeff.dietert@p66.com

Owen Simpson (investors)

832-765-2297

owen.simpson@p66.com

Al Ortiz (media)

832-765-1723

al.s.ortiz@p66.com

1.	Source: FactSet; market data as of March 31, 2025. Shown since June 30, 2022, one day prior to Mark Lashier’s appointment as CEO.
2.

Calculated as the weighted average of Refining (CVI, DINO, DK, MPC, PBF, VLO), Midstream (OKE, TRGP, WMB), and Chemicals (DOW, LYB, WLK) Performance by Proxy Peers’ TSR based on the weighting of consensus NTM EBIDTA estimates for PSX’s segments.

3.	Source: Company filings.
4.	Excludes adjusted turnaround costs. Reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measure can be found here.
5.	Excluding adjusted turnaround expense, post-ceasing of operations at Los Angeles refinery.
6.	For additional details, see Slide 16 of Investor Presentation.
7.

Incremental Adjusted Cash Return on Capital Invested since 2021 calculated as $1.9 B of incremental Adjusted EBITDA from 2021 to Projected Post-EPIC NGL in 2024 divided by $10.6 B of capital invested ($0.4 B of cash used in the DCP restructuring with Enbridge, $3.8 B of cash used in the DCP acquisition, proportionate share of DCP’s debt and preferred equity outstanding as of June 30, 2023 of $2.9 B, $0.6 B of cash used in Pinnacle acquisition, $2.2 B, net of cash acquired, $2.7 B of Midstream growth + sustaining capital excluding acquisitions from 2021-2024, less $2.2 B of cash received from asset sales). For additional details, see Slide 19 of Investor Presentation. Reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measure can be found here.

8.	$50 MM attributable to CPChem and $450 MM attributable to Midstream operations.
9.	Dividend CAGR calculated from initial dividend of $0.20 per share in 3Q 2012 to $1.15 per share in 4Q 2024.
10.	See section titled “Background of the Solicitation” in the definitive proxy statement filed by Phillips 66 with the SEC for a detailed summary of our engagement with Elliott.
11.	Source: Company filings, public filings.
12.	Source: Deal Point Data, Reuters, FactSet, Financial Times, RBC Capital Markets.

Also on April 28, 2025, Phillips 66 published a presentation related to Phillips 66’s 2025 Annual Meeting of Shareholders and uploaded the presentation to its website https://www.phillips66delivers.com/and to its investor relations website at https://www.phillips66.com/investors. A copy of the presentation is provided below.

Also on April 28, 2025, Phillips 66 updated its website https://www.phillips66delivers.com/ and uploaded two videos to the website. A copy of the updated website content (other than that previously filed) and transcripts of the videos are provided below.

Homepage

Legal Disclaimer
DELIVERING VALUE
DEMONSTRATING COMMITMENT
Our Board
Our Nominees
Our Strategy
News & Resources
How to Vote
Energy Leadership for Long-term Value
The Reliable Path for Consistent and Compelling Value
VIEW OUR LATEST PRESENTATION
PHILLIPS 66
Your Voice Matters in Protecting Your Investment in Phillips 66
An upcoming vote seeks to undermine Phillips 66's current leadership to the detriment of our business – and your returns. As a valued PSX shareholder, it's important that you understand the facts. Phillips 66's differentiated market position, transformational strategy and highly engaged Board continue to drive superior shareholder value – outperforming the S&P 500, S&P Energy Index, and synthetic proxy peer median since Mark Lashier started as President & CEO in 2022.
Why Your Vote is Important

VIDEO TRANSCRIPT

AL ORTIZ: So let’s start from the beginning here. What was your key takeaway from your interview with the Phillips 66 Nominating and Governance committee?

HOWARD UNGERLEIDER: Yeah, look, I had several I mean, I thought each one of those conversations were tremendous. Each one of the members of the board, members of the Nom and Gov committee, were asking tough questions. They were willing to take tough questions from my side. They were really probing my experiences. I really found each of them very independent thinkers.

The most effective board members ask a ton of questions, both inside the boardroom, outside the boardroom, and really try to facilitate that understanding and connect that bridge between the management who’s living, you know, a movie in 4K, high definition every day.

AL ORTIZ: Can you share what skills and perspectives that you would bring to the board, and how that can help the company remain competitive and continue to advance its strategy?

HOWARD UNGERLEIDER: Yeah, I mean, it just, maybe, sharing a little bit about my background. I mean, you know, I spent, 35 years in the petrochemical business. You know, I have about, more than 20 years running global P&Ls. So I’m a business leader. I’ve got, more than ten years of functional experience. I was in investor relations. I was in supply chain. I spent ten years as a CFO. And five years as the president, of a major petrochemical company. So I’ve got a lot of, different experiences, capital allocation experiences, M&A experiences, obviously, dealing with institutional investors, running businesses, thinking about hydrocarbons and all of the dynamics around the world, thinking about economic cycles, thinking about petrochemical cycles.

So I’ll bring all of that, experience, to the boardroom and that, you know, that, you know, makes me who I am today.

The world is a volatile place. It’s an uncertain place. It’s a complex place. And there’s a lot of ambiguity out there. And so as you think about major strategic options, thinking about the variables, thinking about those assumptions in the three different buckets, and then really in a, in a cold, a cold, bright light way, looking at those options, comparing them on long term value creation as well as risk, risk for the enterprise, risk for the shareholders.

You have to keep both the long term and the short term in your mindset and in your strategic frame, and your reference, every day. You know, the idea that you’re only going to focus on maximizing short term profits and ignoring the long term, that’s a recipe for disaster because you don’t know where that is going to lead.

And what you don’t want to do is do something that’s going to create a lot of risk, in year two or three or four or beyond.

So, you need to make sure that you have, you know, the windshield looking forward in that kind of three, five, seven, 10 year view of where you’re where you’re trying to take the enterprise, constantly assessing, the macros, constantly assessing the geopolitics in the regions that you play and all of the other uncertainties out there and make sure that you’re still driving to your north star on the strategy.

But then if all you do is you worry about the long term and you ignore the short term, that’s equally a recipe for failure, because, you know, short term, you know, you need you need to generate cash to reward investors, you need to generate cash to be able to safely and reliably run your assets and make sure that you’re able to supply the products on time that the customers want.

AL ORTIZ: I want to shift to Elliott for a second. They obviously have many ideas. And frankly, those are ideas that Phillips 66 has not only evaluated, but aggressively evaluated in the past. So can you provide, from your perspective, how you, as a prospective board member, approaches evaluating the portfolio and maybe even alternatives to maximize long term shareholder value?

HOWARD UNGERLEIDER: Yeah. Well, look, I think it’s important to say, one, I have not spoken, to Elliott. I do think, you know, I think companies today really do need to be their own activist. But it doesn’t matter. Any investor that comes in, you know, certainly from a board seat I’m going to represent, if elected, I’m going to represent every single shareholder and really try to form my own independent view of what the company’s best way to create long term value, at the lowest enterprise and the lowest shareholder risk.

And I think if you do that, and you really listen to shareholders, read everything that’s out in the public domain, talk to shareholders, and then also combine that information with what the company is doing based on the material, nonpublic information that you once you get into the boardroom you have access to, then that’s what the shareholders expect. And that’s how western, that’s how western company capitalism works.

VIDEO TRANSCRIPT

CHUCK MORAN: So you had the opportunity to meet with members of the Nominations and Governance Committee of Phillips 66’s board. What were some of the key takeaways that you brought from those meetings?

A. NIGEL HEARNE: Well, I spoke to several of the board members over a series of meetings, and one thing that struck me is they really have a common focus in the in the company’s success as Phillips 66. They are clearly very vested in the success of the workforce and the employees, and they are really focused on driving total shareholder return. And I and I was struck by one is they’re looking to really test assumptions and hypotheses around where they want to take the company.

And they really want me to bring some operational experience, which, you know, I really look forward to. It’s what I really enjoy about working in the energy industry. I’ve worked in operations, earning capital projects, and they were encouraging me to do that in in my role as a board member is how to bring out the best in in Phillips 66 operationally and through their performance of their assets.

CHUCK MORAN: So during those meetings, you probably had an opportunity to talk about the skills that you’re going to bring to the board. Talk to me about those.

A. NIGEL HEARNE: Well, I’ve been in this industry 35 years, a long time, primarily in the downstream part of the business, mainly in operations and capital projects and in working across the value chain. So I think what I can bring is really some expertise and some insights about what it takes to run our business safely and reliably each and every day, whether it’s in the refining sector or the petrochemical sector.

They’re very, very similar. And for us to be successful and competitive, we have to run safely. We have to run reliably and we have to be cost and capital disciplined, and we have to capture as much value in that value chain as we possibly can. Ultimately, this is a volume times a margin business, and to be the best, you have to compete with those around you.

CHUCK MORAN: So how do you think a board can support management during times of transformation or strategic shift.

A. NIGEL HEARNE: To be competitive today and tomorrow and well into the future is the board’s role is to help, the leadership team of a company or Phillips 66, in this case, really think through about performance today, what they’re anticipating around whether it’s market shifts, technology shifts, customer sentiment, how do you remain competitive tomorrow and well into the future?

And that’s about ensuring you have a diverse portfolio. You think through a resilience to your business. We work in a cyclical business. We all know it’s been very cyclical for a long time. So being able to be resilient through those cycles. And I think our role as a board would be to encourage the leadership team to think about all of those cases and all of those scenarios and come up with the best pathway that wins through as many of those different cycles that we might see over time.

CHUCK MORAN: Talk to us a little bit about how the integrated portfolio helps us as a company, kind of weather the storms of cycles.

A. NIGEL HEARNE: I think what’s important about having a diverse portfolio, an integrated set of assets, is as one set of one segment of your assets, maybe in a downturn, the other could be on an up cycle. And I think it’s important to manage those investments, to manage your overall risk as a company and to create sustainability around free cash flow growth and performance over time.

You’ve not just got to generate return on capital employed today, but you’ve got to generate free cash flow growth, because ultimately those are the kind of things that will grow shareholder returns over time. And I think it’s important when you’re allocating capital to focus on today about how you get the best out of the assets you’ve got and how you invest in the most capital projects for tomorrow to actually create sustainable free cash flow growth over time.

And I think that’s ultimately what shareholders will reward. What they will reward is predictable and competitive performance outcomes. Not just today but over time.

Also on April 28, 2025, Phillips 66 posted the following material on LinkedIn. A transcript of the video is provided below.

VIDEO TRANSCRIPT

AL ORTIZ: As a person who has served on boards before, how do you balance long-term strategy and short-term financial performance?

HOWARD UNGERLEIDER: Yeah. Look, I’m a big believer that, you know, you have to keep you have to keep both the long term and the short term in your mindset and in your strategic frame. And your reference, every day. You know, the idea that you’re only going to focus on maximizing short term profits and ignoring the long term, that’s a recipe for disaster because you don’t know where that is going to lead.

And what you don’t want to do is do something that’s going to create a lot of risk, right? In year two or three or four or beyond. So you need to make sure that you have, you know, that the windshield, looking forward in that kind of three, five, seven, ten year view of where you’re trying to take the enterprise, constantly assessing the macros, constantly assessing the geopolitics, in the regions that you play, and all of the other uncertainties out there and make sure that you’re still driving to your north star on the strategy.

Every vote counts. Every vote is critically important. Please vote for only the Phillips 66 nominees on the white proxy card.

Also on April 28, 2025, Phillips 66 sent an email to employees of Phillips 66 regarding Phillips 66’s 2025 Annual Meeting of Shareholders. The text of the email is provided below.

Fellow Employees,

With our Annual Meeting just under a month away, we would like to share additional information on how you can vote your proxy.

By now, most of you should have received your WHITE proxy card, which contains specific instructions on how to vote your shares. If you have not received a WHITE proxy card yet, keep reading to learn when it should arrive, where to look for it and who to contact with any questions.

1.	How to Find Your Voting Materials

How you receive your WHITE proxy card can vary based on how you hold your shares, what broker you use and the selections you have made with them previously (receipt by email or physical mail). It is most likely that you have received either:

•

An email from id@proxyvote.com with a link to vote your shares. It is possible that you receive an email from a different address depending on your broker, but this is the most likely email address. It may come to your work email address or a personal email address.

•	A hard copy in the mail of proxy materials with easy-to-follow instructions and a “control number” to vote your shares online or by mail.

As a reminder, you will receive proxy cards both from Phillips 66 and Elliott. We urge you to vote using the WHITE proxy card or email and only FOR Phillips 66’s four nominees. Please discard any material or emails you receive from Elliott regarding their GOLD proxy card.

If you have already voted with the GOLD card, you can revoke the vote by simply revoting on the WHITE proxy card once you receive it. Only your last vote will count.

2.	How to Cast Your Vote

•	If you receive an email, it will have a large button labeled “Vote Now” that you should click. Please ensure it pertains to the WHITE proxy card.

•

If you received the hard copy WHITE proxy card in the mail, please locate the “control number” and voting instructions in the top right corner. You can either use the QR code or visit proxyvote.com and enter your specific control number in the top right corner of the proxy card.

3.	What If I Haven’t Received My Voting Card?

If you have not received an email or physical mail with voting instructions by Monday, April 28, please contact your broker to request instructions. Additionally, if you have any questions related to voting your shares, call our proxy solicitor, Innisfree at 877-750-9496 (toll-free from the U.S. and Canada) or 412-232-3651 (from other countries). They should be able to answer any questions about voting.

4.	What Votes to Cast

When you fill out the WHITE proxy card, the Phillips 66 Board recommends you vote ONLY for Phillips 66’s four highly qualified and experienced nominees using the WHITE proxy card. Demonstrated below:

You can find out more information on voting and our nominees here.

Thank you,

Vanessa

Also on April 28, 2025, Phillips 66 uploaded a transcript of Phillips 66’s earnings call to its investor relations website at https://www.phillips66.com/investors. A copy of the transcript is provided below.

OPERATOR: Welcome to the First Quarter 2025 Phillips 66 earnings conference Call. My name is Emily, and I will be your operator for today’s call. (Operator Instructions) Please note that this conference is being recorded.

I will now turn the call over to Jeff Dietert, Vice President, Investor Relations. Jeff, you may begin.

JEFF DIETERT: Welcome to Phillips 66’s earnings conference call. Participants on today’s call include Mark Lashier, Chairman and CEO, Kevin Mitchell, CFO, Don Baldridge, Midstream and Chemicals, Rich Harbison, Refining, and Brian Mandell, Marketing and Commercial.

Today’s presentation can be found on the Investor Relations section of the Phillips 66 website, along with supplemental financial and operating information. Slide 2 contains our Safe Harbor Statement. We will be making forward-looking statements during today’s call. Actual results may differ materially from today’s comments. Factors that could cause actual results to differ are included here as well as in our SEC filings.

With that, I’ll turn the call over to Mark.

MARK LASHIER: Thanks, Jeff. Welcome, everyone, to our first quarter earnings call. During the quarter, we continued to execute on our transformational strategy and deliver returns to our shareholders. By staying focused on what we can control, we made important progress across our 2027 priorities—improving refining operations, enhancing our NGL value chain and executing on our growth opportunities.

Underpinned by the strength of cash flow contributions from our midstream business, we returned $716 million to shareholders this quarter. We did this in a challenged macro environment in refining renewables and chemicals. We also executed one of the largest spring turnaround programs in the history of Phillips 66 that impacted volumes and margins.

These important investments position us well for the future. While our results reflect the challenges of this environment, our ability to return significant capital to shareholders demonstrates the strength of our integrated business model. We remain focused on strategy execution, disciplined capital allocation and cash returns to shareholders.

Slide 4 shows how we continue to improve refining operations through targeted low-capital, high-return projects. These recent investments lead to greater feedstock flexibility and yield. Before I touch on some of these projects, I want to highlight the success of our spring turnaround program, which was completed safely, on time and under budget.

Furthermore, our refineries not in turnaround this quarter ran well. These accomplishments would not have been possible without our employees’ unwavering dedication to operating excellence and safety. Thank you to the Refining team. Well done.

The bulk of the annual turnaround activity and associated costs are largely behind us, which you will see reflected in our guidance going forward. We are well positioned to capture upside in the market for the remainder of the year.

During this quarter’s turnarounds, we achieved meaningful project milestones. At the Sweeny refinery, we removed constraints and enhanced crude flexibility. We now have an additional 40,000 barrels per day of heavy light crude switching capability. Depending on market conditions, we will run additional Permian barrels, displacing imported heavy crudes. We expect this flexibility in a rapidly changing price environment will enhance long-term margins at this strategic refinery.

Also, at our Bayway facility, we completed a project that increases our FCC native feedstock capabilities reducing the need for VGO imports. Both of these low capital and high-return projects are enabling us to enhance market capture. We’re committed to our refining business. We have a clear path to increase operational run time, improve yields and reduce cost per barrel.

Moving to slide 5. Midstream is critical to our integrated strategy. It’s a key growth driver and creates ongoing value for shareholders. We’ve made disciplined investments to build out our integrated wellhead to market strategy, a strategy that allows us to efficiently move products from the wellhead to high-value end markets. This strategy provides significant stability to our financial results and adds material benefits to other segments.

Our value chain creates optionality in product placement and supports reliable, long-term cash generation. We acquired EPIC NGL on April 1, which is immediately accretive and expands our takeaway capacity from the Permian. The acquired assets are highly integrated with the existing Phillips 66 asset base and provide long-term fee-based earnings growth.

This acquisition enhances our ability to offer producers unmatched flow assurance while expanding connectivity to end markets. We also continue to expand our natural gas gathering and processing footprint in the Permian Basin.

Our Dos Picos II expansion plant, which was part of our Pinnacle acquisition strategy, is expected to come online in the third quarter of 2025. Today, we’re announcing the construction of another gas processing plant in the Permian.

The Iron Mesa plant will serve Delaware and Midland Basin production and will be funded within our existing capital budget. The facility is expected to come online in the first quarter of 2027. Both of these projects are great examples of our highly strategic and selective investments at lower build multiples.

They contribute to our plan to organically grow Midstream run rate adjusted EBITDA to $4.5 billion by 2027. At Phillips 66, we’ve embraced a culture of continuous improvement and have taken decisive actions to create long-term value for our shareholders.

Slide 6 shows some of the achievements over the past three years. We have divested more than $3.5 billion of noncore assets at high multiples while making strategic acquisitions within midstream at attractive multiples to build a world-class NGL value chain.

In Refining, we are improving competitiveness by optimizing our assets to align with long-term demand trends. We’ve made operational improvements throughout the portfolio, and we’ve rationalized our footprint with the sale of Alliance, conversion of Rodeo and plan to cease operations and repurpose the land at Los Angeles.

We have taken steps to execute on our transformational strategy, and we will do more. We remain committed to maintaining safe and reliable operations, investing in high-return growth opportunities, and capturing integration benefits. We will return over 50% of net operating cash flow to shareholders through share repurchases and a secure, competitive, and growing dividend.

Demonstrating this commitment, we recently announced a $0.05 per share increase in our quarterly dividend. Since our formation in 2012, the annual dividend has increased every year, resulting in a significant 15% compounded annual growth rate. We have delivered over $14 billion to shareholders since July 2022.

We will continue to create long-term value for shareholders as we execute on our 2027 strategic priorities—maintaining operational excellence, pursuing disciplined growth, returning capital, and ensuring financial strength.

Now over to Kevin to cover the results for the quarter.

KEVIN MITCHELL: Thank you, Mark. First quarter reported earnings were $487 million or $1.18 per share. The adjusted loss was $368 million or $0.90 per share. Both the reported earnings and adjusted loss include the $246 million pretax impact of accelerated depreciation due to our plan to cease operations at the Los Angeles refinery at the end of 2025.

The adjusted loss excludes the $1 billion pretax gain on disposition of our non-operated interest in Coop. We generated $187 million of operating cash flow and returned $716 million to shareholders, including $247 million of share repurchases. I will now cover the segment results on slide 8. Total company adjusted loss increased $307 million compared with the prior quarter.

Midstream results decreased mainly due to lower volumes because of the turnaround activity in Refining. This was partly offset by the impact of higher commodity prices benefiting gathering and processing results. Also during the quarter, the Sweeny Hub had record fractionation volumes of 650,000 barrels per day.

In Chemicals, results increased mainly due to higher volumes and lower costs, driven by turnaround activity in the prior quarter. Lower refining results reflect the impact of lower volumes and higher costs, driven by turnaround activity and higher utility prices. This is partly offset by increased realized margins from higher market cracks.

Marketing and Specialties results improved due to lower depreciation and higher margins in the international business. In Renewable Fuels, results decreased mainly due to the transition from blenders tax credits to production tax credits, inventory impacts and lower international results.

Slide 9 shows cash flow for the first quarter. Cash from operations, including working capital, was $187 million. We received $2 billion from the sales of the non-operated equity interests in Coop and the Gulf Coast Express Pipeline. We paid down $1.3 billion of debt and returned $716 million to shareholders through share repurchases and dividends. We funded $423 million of capital spending. Our ending cash balance was $1.5 billion.

Looking ahead to the second quarter of 2025 on slide 10. In both Chemicals and Refining, we expect utilization rates to be in the mid-90s. In Refining, we expect turnaround expense to be between $65 million and $75 million. We anticipate corporate and other costs to be between $340 million and $360 million.

Now we will move to slide 11 and open the line for questions, after which, Mark will wrap up the call.

OPERATOR: (Operator Instructions) Doug Leggate, Wolfe Research.

DOUGLAS GEORGE BLYTH LEGGATE: Mark, obviously, there has been a lot of dialogue, a lot of backwards and forwards between yourselves and Elliott regarding the right structure for the business. I guess my question is, I had an opportunity to chat to you about this a month or so ago. And our understanding at least is you guys have looked at a lot of these proposals before and made decisions that are perhaps different.

I wonder if you could share the extent of which you did look at some of these ideas that they’re putting forward, for example, separating the Midstream and kind of rationalize why you came to a different outcome. I think everyone would probably like to hear your perspectives on that. I’ve got a quick follow-up, please.

MARK LASHIER: Sure, Doug. I welcome that question. And I think when we’re talking about strategic alternatives or the strategy that drives the company forward, it really is important to understand the mindset of our Board. And we’ve got a strong board. We’ve got talented board members that have deep experience. Many of them have deep experience in Refining and Energy.

And they have high expectations for us when it comes to preparing and delivering strategic alternatives for them. And they expect a very detailed and diligent overview of all the options available and they want to fully understand the risks and the unintended consequences of any strategic actions that we might recommend. In fact, they want to understand the risks and the unintended consequences of not making strategic actions as well. So it’s very comprehensive.

And it’s not just some simple high-level spreadsheet that they might rubber stamp. They are — I would put them in the classification of brilliant. They ask tough questions and they are deeply accountable. And my experience with the Board really goes back to when I came back to Phillips 66 in 2021, and I was asked to prepare the strategic materials for our fall deep dive into strategy.

And what we did is we took the Board through scenario planning because if you remember back in ‘21, all the rage was net zero 2050 — and so we spanned the whole spectrum from net zero 2050 to a scenario where the world realized that there was a strong need over the long term for hydrocarbons. And we established milestones to track and this analysis informed our strategic alternatives that then we did a deep dive on with the Board members.

And we’ve reviewed all of those options and refreshed our views on those options in the subsequent years. And I would say every Board meeting, the Board asked us strong questions around the strategy and the implementation of the strategy, what’s changed, what’s new, should we move this way or that way. And we talk about our stock valuation and the evolving market conditions and the strategic alternatives. And we do this every Board meeting.

And then in the fall, again, we’ll take them into another deep dive to review what’s changed since the prior year. What is our most recent view of where we stand in those scenarios? And I’ll tell you that one of the underlying principles of every discussion is that everything in our portfolio is for sale at the right price.

But the Board expects us to understand the full consequences if we should dispose of an asset or spin out a part of our company that they want to understand what’s the impact on the remaining assets? What’s the impact on the remaining company? What are the unintended consequences, where are all the financial impacts?

And I’d say that some of the parts is a part of that discussion, but it’s not always the total driver of that discussion. One thing that we’ve learned, and I believe many of you observed this as well is that really, when you talk about the multiple a company realizes in the marketplace, it’s really correlated strongly with earnings volatility, and that’s why the Midstream business has become such an important part of our business. It generates very steady earnings, and we’ve grown those earnings quite quickly from right around $2 billion of EBITDA a year to $4 billion and increasing.

And so—if there was a spin-off opportunity for that business, I will tell you that our Board would be the first ones to challenge us to take a look at that, and they have challenged us to take a look at that. When you step back and look at our Board, the people that we have on our Board and the two new nominees that we have amongst them, they’ve overseen more than $300 million in major separation transactions during their careers. This includes sales and spin-offs. So Phillips 66 itself was the result of a spinoff.

So John Lowe, one of our key members has—was involved in that, and he was one of the architects of the spin-off. You’ve got the DowDuPont’s three-way breakup into DowDuPont, and Corteva, our nominee Howard Ungerleider. He was one of the architects of that and was right in the middle of all that and the decision-making there.

You look at United Technologies, that was a conglomerate that was broken—it went through a three-way breakup into Carrier, Otis and RTX, Greg Hayes was the architect of that. And Abbott Laboratories spin-off into AbbVie. Glenn Tilton was right in the middle of that as well.

So I would say that a few—if any Boards in this country have more experience in executing such transformational transactions than the Phillips 66 Board, they know how to do it when it makes sense, and they’re challenging us every step of the way to explain to them what makes sense and what doesn’t make sense.

And I mentioned the split up of United Technologies, a conglomerate. That word has been used in the same sentence as Phillips 66 and the first time I heard that, I thought, well, I thought I knew what a conglomerate was, but I better look it up to be sure.

When I looked it up, there was nothing there that resembled Phillips 66. We are a hydrocarbon transporter and processor. We gather and transport hydrocarbons from the oil fields or from imports, and we move those through our transportation assets, and we convert those materials into high-value products that you use every day.

And whether it’s the crude value chain or the NGL value chain, it’s very synergistic, and we’re in the business of managing molecules, optimizing them every day. And if you look at what we have down at our Sweeny complex, all of those value chains come together in a deeply integrated way, whether it’s the fractionators where we’ve got massive fractionation capacity.

We’ve got—we’ve got 260,000 barrel per day refinery, 550,000 barrel per day fractionation capacity. There’s three ethane crackers on that site owned and operated by CPChem. We’ve got 37 million barrels of capacity in 23 salt dome caverns at our Clemens Dome, and we’ve got direct access to Freeport export terminals.

And—we leverage that infrastructure. We leverage it in an integrated way every day, moving the molecules where they can create the most value. And we’ve got a commercial organization that trades around that information every day. So there is no hint of conglomerate in what we do. And if you look at the potential to spin off businesses, the Board also asked us to bring in third parties to get a cold eyes review of what we do.

And we’ve hired the best investment banks out there to look at strategic alternatives. And when you look at the midstream monetization specifically, the third-party independent analysis will tell you that there are incredible dyssynergies based on that deep physical integration that there’s massive tax burden that any spin would realize and that there are economies of scale.

We’ve got a very strong balance sheet as an integrated company. The balance sheets of RemainCo and SpinCo would be impaired compared to what we have today. You throw additional SG&A on those remaining businesses. In the public company costs, none of these things are fully reflected in a simple sum of the parts analysis. And so we take that into account and we make sure that our Board understands every step of the way and it’s verified by independent parties.

And then if you look at just—you just heard in our narrative that the accomplishments we’ve had over the last three years, the Board was front and center in all of those decisions. We took bold actions to make sure that we are in a position to be successful over the long term. The $3.5 billion of noncore assets—the only way we could define noncore assets is to have a well-defined strategy that was blessed by our Board. That’s how we define what is core and what is noncore.

We expanded our NGL wellhead to market strategy with the Pinnacle and EPIC acquisitions fully supported by our Board. We sold the Alliance Refinery. We converted Rodeo and we have planned to cease the Los Angeles refinery. Every one of those major strategic actions have been deeply considered, vetted, and approved by our Board.

In refining operations, we’ve improved utilization. We’ve raised clean product yield and reduced operating costs over the last three years, and we have plans for further progress, again, part and parcel of our conversations with our Board every time that we meet every action that we take. And because of all these actions that we put in place with the blessing of our Board, we believe there’s substantial upside to our stock as we implement our 2027 strategic priorities.

And we’re going to maintain operational excellence. We’re pursuing disciplined growth, and we’re returning capital and ensuring financial strength. And I just finally—the final point I want to make—be crystal clear on is we’re making the strategic decisions at the Board level as we’re making operational decisions at the operating and management level, we are focused on data. We are focused on facts; we don’t act out of fear or short-term trends. We act on what we believe will create the most long-term value for our shareholders each and every time.

And I will tell you that—since the activists launched their campaign in February, the investor sentiment around their thesis has become more and more negative and they become more and more positive around the process that—or the progress that we’ve made in our refining in all of our businesses. And so we believe we’re in a strong position. We’re committed to it and we’re going to base it on data and facts going forward. So Doug, thank you for that question, and I look forward to your follow-up.

DOUGLAS GEORGE BLYTH LEGGATE: Well, I think—first of all, Mark, thanks for the thorough answer. I think I’ve taken enough time. I want to be respectful to my sell-side colleagues. So I do have a follow-up, but I’ll pass it back.

OPERATOR: John Royall, JPMorgan.

JOHN ROYALL: Tough to follow that back and forth, but maybe I’ll go with a balance sheet question. So you’re remaining well above your target at 38%. You got the big turnaround quarter for the year in the rearview and you also have a potential asset sale coming, which is good but also the macro environment remains uncertain. So my question is, what do you view as your path to getting back to 30%? And does the path include maybe buying back a little less stock than your framework would otherwise imply?

KEVIN MITCHELL: Yes, John, it’s Kevin. Let me respond to that question. It’s a very valid question. It’s one we put a lot of focus on—we have targets on leverage, the 30%. The real target that I focus on is the $17 billion absolute debt level.

That’s where I am and the 30% becomes an output because it’s a measure of debt and equity, as you know. And so our expectation is that between the cash that comes in from disposition of assets and some improvement in the overall operating environment from where we were in the fourth quarter and the first quarter, combined with in Refining now being very well set for the remainder of the year to run at high utilization and you combine that with some margin recovery, which we have seen as you look into April, we’re seeing margins that are sort of $3 to $4 per barrel higher than where we were on average in the first quarter, then that should position us quite well in terms of being able to make progress on debt reduction.

I’d love to hit that $17 billion number by the end of this year. I can’t guarantee that will happen. It will be dependent on where operating cash flow comes out. But the overlay here is we’re still committed to the 50% or more cash returns to shareholders in terms of operating cash flow. So that’s the sort of basic criteria around returning cash to shareholders, 50% or more of operating cash flow and at the same time, through hopefully strong cash generation and proceeds from asset dispositions be able to make progress on debt reduction.

JOHN ROYALL: Great. And then my next question is on renewables. This was a little bit of a noisy quarter with the PTC coming into effect mid quarter. Can you help us really as detailed as you’re willing to be on what the post-PTC world kind of looks like in your renewables business. If you could give us any kind of sense for maybe the proportion of production that’s eligible and how much you expect to receive on a per gallon basis based on your current feedstock slate, that would be very helpful.

KEVIN MITCHELL: Yes, John, let me first just clear the first quarter result because that was a—it was somewhat of a messy result, to be honest. And let me just walk through what drove that and then Brian will give a bit of the sort of forward expectations around it.

So we had a significant drop from fourth quarter to first quarter. The transition from BTC was a significant impact. It was the largest driver of that drop. But we also had LIFO inventory impacts from drawing down low CI feedstock inventory where the LIFO rate exceeded market prices. That was about a $60 million hit in the first quarter.

And then also in international, the recognition of the UK credits, these are the RTFC credits is not ratable. So we recognized about $50 million of those in the fourth quarter. We did not have any credit recognition in the first quarter. And so when you put all those things together, you get back to why the result was where it sits. So maybe Brian can give a forward look.

BRIAN MANDELL: So I would say it’s hard to provide guidance for Q2. And you can tell I’m losing my voice, so I’m going to try as hard as I can. But with so many outstanding policy issues, including the tariffs and the RVO for RINs that hasn’t been set yet, it’s difficult, but we believe the RVO will need to strengthen the D4 RIN or the biodiesel RIN to continue to provide an incentive for RD production and margins continue to be challenged even in April and the current market has us running the plant at reduced rates.

And in terms of tailwinds, there are some tailwinds. We were seeing our biodiesel plants closing given the tight margins, and we’ve also seen demand for renewable diesel firming, and that’s a seasonal firming of demand. And finally, we look forward to collaborating with the administration to support US manufacturing by addressing the unintended consequences of tariffs on feedstocks, given international RD imports to the US are untariffed, which disadvantages domestic producers like Rodeo.

OPERATOR: Roger Read, Wells Fargo.

ROGER READ: Maybe just to kick this off, an update on where you are on kind of final asset dispositions. I think there’s still some stuff in retail, maybe something in the midstream space.

KEVIN MITCHELL: Yes, Roger, it’s Kevin. So as you know, we’ve done $3.5 billion of dispositions to date. So we’re ahead of the target that we laid out back in almost a couple of years ago, I guess, the major item we’re still working is the Europe retail, so the Jet, Germany, Austria, that is a very active process. And I know I’ve said this several times, but we are legitimately in in-depth negotiations on that and hope to have some updates soon.

MARK LASHIER: Yes. As far as—this is Mark, as far as other asset dispositions, we have other assets that we would define as non-core, non-operated assets. Many of them are in the midstream, we’re not going to name any specific assets. But certainly, we know what the value of those assets are, and we know that there are potential buyers out there.

ROGER READ: And as a follow-up on that, how should we think about the use of cash flows or cash raised, I guess, maybe I should say, from those asset sales at this point. Do you see it, Kevin, as you were talking earlier in terms of return of capital to shareholders? Or is most of this targeted for debt reduction?

KEVIN MITCHELL: I would expect most of this to be debt reduction. And think of the cash returns to shareholders being the relative to operating cash generation. So a different part of the cash flow statement driving the cash returns.

ROGER READ: Okay. And then if I could just toss in one more if that didn’t count as my follow-up, Jeff, I apologize if I’m violating the rules. But heavy maintenance Q1 in refining very low in Q2. Were you essentially wrapped up as we started Q2? Or is there a little lingering into Q2 that we should think of within that mid-90s guidance.

RICHARD HARBISON: Yes. This is Rich, Roger. Thanks for the question. The Q1 was the heavy concentration of the turnaround activity. And you can tell by the guidance that we provided for the second quarter there that there is a little bit of linger that comes from quarter-to-quarter, but it’s certainly winding down in the second quarter, and you see that in the overall guidance.

OPERATOR: Manav Gupta, UBS.

MANAV GUPTA: Can you help us better understand how some of these LPG exports will have to reset to accommodate around tariffs because I think you were sending like 48% of our ethane to China and about 22% of propane to China. So how do these NGL exports now reset globally to work around the tariffs?

BRIAN MANDELL: Manav, this is Brian. I’d say like you said, the majority of China’s LPG supply, which is primarily propane comes from the US. Tariffs will likely alter those routes for Chinese LPG supply, it’s possible that China could get their supply from the AG, from Australia, from Southeast Asia. And then the US will just supply, it will backfill the hole left by those regions just rerouting trade flows.

And maybe bringing it back to our assets, our Freeport LPG is mostly termed up, and we haven’t seen any FOB cancellations for cargoes. We also have a strong international trading team and that they manage delivered cargoes, which allows us to capture additional value and optimize the Freeport exports when we see changes to fundamentals or when we have market dislocations, like those caused by tariffs.

MANAV GUPTA: Perfect. My quick follow-up here is on the polyethylene chain margin. It was weaker even before the tariffs were announced. And again, some portion of polyethylene reason definitely moves to China, made into products, and sold back into the US. Those flows cannot be sustainable with the tariffs. So you’re out medium-term outlook for the polyethylene chain margin here.

MARK LASHIER: I think that there certainly is pressure from the tariff situation. Purchasing decisions are going to be impacted. I do believe that CPChem has minimized their exposure to China. And they’ve also—they’ve got the ability to source material from the Middle East, similar to the propane discussion. And so there would be rebalancing. But—no, it’s certainly that clear that tariffs do—the uncertainty around tariffs causes people to slow down their decision making, you see that across the economy.

OPERATOR: Neil Mehta, Goldman Sachs.

NEIL MEHTA: I appreciate the thorough answer to the question around some of the parts. Kevin, I had a follow-up for you around the midstream side of the equation because that’s where I think there’s been a lot of focus around you built a good business, does it make sense to try to monetize it.

And I think you made a comment that there’s significant tax leakage around monetization. Is that in the case of a spin as well? And then can you provide a little bit more detail or help us quantify a framework for thinking about tax leakage associated with Midstream monetization.

KEVIN MITCHELL: Yes, Neil, the tax hit is in the context of a sale of the business. A spin-off you would expect would be structured in a tax-free manner. And so I would expect minimal tax implications from a spin. But in terms of an actual disposition of the business, it is a significant tax effect because the majority of those assets were constructed or acquired during a period where we had accelerated depreciation.

So the tax basis is extremely low. So just to put some context around that, you can—depending on what number you use for valuation, and there’s a $50 billion number that’s out there that would drive a $10 billion tax hit to sort of quantify what we mean by significant tax impacts.

NEIL MEHTA: Got it. And then there’s no clear offsets that you could put against that, it sounds like?

KEVIN MITCHELL: Not that I’m aware of.

NEIL MEHTA: Okay. All right. And then the follow-up for the team is really on the refining side. It’s obviously challenging conditions in Q1 but are going to be running better here in Q2. Just love your thoughts on the path back to mid-cycle. And one of the factors that suppressing profitability has been the tightness of WCS—just how do you guys see that moving from here as we work through turnaround? And can that be a tailwind?

BRIAN MANDELL: Neil, it’s Brian. I’ll try to get this out. Just on market outlook and maybe the caveat is geopolitics and the slowing economy make everything hard to predict. But what we’ve seen, Kevin has mentioned this, US margins in April are firming a good bit, and you can see that in our market indicator.

We’re estimating about 1 million barrels worth of global refining capacity shutting this year, and most of that rationalization will be in the US and in Europe. And in fact, if you look out through the end of the decade, we only show about 300,000 barrels a day of net additions per year, and we’re likely to see that number to continue to decrease.

But on gasoline, we’re forecasting global gasoline demand to be about 0.5% up for the year and US gasoline demand to be up about 1%. And—if you took a look at first quarter, that was 1.1% year-on-year growth in the US. Lower pump prices, good unemployment numbers, less working from home, all contributed to that strength. US gasoline inventories are now currently at about five-year averages.

And our current gasoline supply outlook is for those inventories to continue to tighten, particularly as we get in gasoline season and particularly in the US. On the distillate side, we see demand globally up about 1% and in the US, up about 2% for the year. Part of the demand increase will come from lower biodiesel and renewable diesel production driven by the weaker renewable margins.

And also there’s a shift to Mediterranean ECA fuel in May, which will help US diesel inventories are really sitting at very low five-year seasonal lows in part due to kind of ongoing maintenance, both in the Gulf Coast and in the Mid-Con. And then finally on Jet. At 1Q ‘25 global jet demand was up about 2.3% year-on-year. We’re forecasting 2025 global jet demand to be up 2%.

I know a lot of the airlines have talked about they can’t predict for the rest of the year in some ways, if you think there’s going to be a recession or more tariffs the bets are off. But this is — you don’t think those things are going to happen. This is kind of our view. And we’re starting to see trimming of near-month flights. So it’s really hard to tell.

US jet demand, 1.4% up—that’s from fleet and flight schedule growth. Again, it’s very, very difficult to tell. And then on the—you mentioned on the Canadian differentials. In Q2, we anticipate about 315,000 barrels a day off the market, mostly driven by planned maintenance and production facilities.

And then as you kind of look across the year, we see differentials start to widen out. You’ll get the seasonal benefit of diluent in the product. And also, you’ll get more OPEC barrels on the market, which will also help weaken the heavy differentials.

OPERATOR: Theresa Chen, Barclays.

THERESA CHEN: I wanted to go back to the NGL conversation. There are some materials circulating about a carve-out for NGLs within the Chinese reciprocal the reciprocal tariffs. Do you have an early view on this, especially for ethane and in the event of additional downside volatility for NGL prices in the Gulf Coast? How is your business positioned within the backdrop of potentially lower LPG back spreads and OP margins in processing?

BRIAN MANDELL: Well, I think, first of all, most of our business is termed up at the Freeport facility. And as I mentioned, we’re not seeing anybody cancel any of those term contracts. I think a lot of the—or most of the ethane for China comes from the US, and we would—we’ve seen that still moving. We expect it to continue to move. So I don’t think that would really have an impact on our business going forward.

MARK LASHIER: Yes. I think Theresa at a high level, there’s a few other options for Chinese that are consuming ethane—and so I think that it’s clear that there are at least possibly some rational discussions going on around tariffs. It’s all maybe rumor and speculation at this point, but hopefully, those discussions move in a rational direction because the Chinese need access to US propane and ethane—and so it’s in their best interest to seek that accommodation.

THERESA CHEN: Got it. And related to the FID of Iron Mesa, would you be able to quantify the cost? And is this plant the first of maybe several plants to increase the Y-Grade under your control, especially in light of a competitor building out their own frac and dock infrastructure later this decade that maybe creates a volume shortfall in Sweeny and Freeport?

DONALD BALDRIDGE: Theresa, this is Don. Yes, it continues, I think, really just to demonstrate the progress we’re making in building out our NGL value chain. It does support our Permian G&P growth and position in terms of barrels coming out of our own gas plants.

From an investment standpoint, it’s a typical midstream return with a—from a build multiple kind of a sub-five times type size. A little bit maybe to unpack Iron Mesa, it’s going to be located near our Goldsmith facility. And so that really provides us with several benefits. We’ll be able to retire portions of our Goldsmith facility, upgrade the processing. That’s going to improve our operational efficiencies, our reliability reduces our environmental footprint, improves our cost structure in that area.

So we’ll get an immediate uplift on the existing throughput that we have there as we’ll load this plant first. And then from a location perspective, given our pipeline network in that area, we’ll be able to process and bring gas from both the Midland and the Delaware Basins to this facility.

And this facility will be tied into our Sand Hills NGL system. And so I’d expect us to continue to be successful commercially from a gathering and processing standpoint. We have opportunities then to continue to grow our G&P footprint organically like this, whether that’s a partial upgrade of existing facilities as well as just expansion. All of that is helpful for our overall NGL value chain.

And maybe just to step back and think about it from a broader context, with this plant and then the two plants in the Midland Basin, the Dos Picos and Dos Picos II, that’s about to turn on later this year, we’ll have added close to 800,000 a day of gas processing capacity. That produces over 100,000 barrels a day of NGLs to feed our system. So really making good progress as we grow out the system. So we feel good about where our footprint is going, and again, what our supply outlook for Sweeny is.

OPERATOR: Jean Ann Salisbury, Bank of America.

JEAN ANN SALISBURY: I think many midstream investors don’t own PSX stock because of the volatility of the earnings of the other segments. Is that your view as well? And given your answer to Doug’s question, which I think suggested you were not that interested in the spin. What other things can PSX do to get fuller credit for the stability of the midstream earnings in your stock?

MARK LASHIER: Yes. Jean Ann, that’s a great question. And I think I touched on that earlier that we’re—we’re in the process of growing those earnings. I think really, we weren’t recognized as a strong midstream player per se until earlier this year when we announced the EPIC transaction. And so as those stable earnings become a bigger and bigger part of our portfolio, I think those seeking that multiple from stable earnings will take note. And across the spectrum of investors, we’re getting solid feedback and support for that.

KEVIN MITCHELL: Yes. I was just going to add on a little bit there in terms of—we will continue to look at our disclosures and the information we provided around the midstream segment and enhance where appropriate. And as the midstream business grows, the part of the narrative is that the refining business, yes, has volatility, but it also provides a lot of nice upside from a cash generation standpoint and returns to shareholders.

And so that’s where I see that value proposition that you’ve got that large stable midstream business supplemented by the upside that comes with the refining and marketing business.

OPERATOR: Joe Laetsch, Morgan Stanley.

JOE LAETSCH: I just wanted to ask on shareholder returns. With the dividend increase a few days ago, the stock is yielding just north of 4.5%, which is above refining peers. Could you just talk through the balance between raising the dividend and leading in the buyback given where shares are trading?

KEVIN MITCHELL: Yes, Joe, it’s—the dividends are principles there are secure, competitive, and growing. And the reason for the growing is we do have investors that are clearly dividend investors. And one of their criteria is a dividend that increases on an annual basis. And so you can expect to see us increase the dividend every year. It was a relatively modest increase, it’s $0.05, 4%, smaller than some of our more recent increases have been, but we felt appropriate in the overall context of the business environment that we’re in today.

And so therefore, the real upside from a shareholder return standpoint is going to be in share repurchases. And as you see operating cash flow increase then that increases the—go back to the 50% of operating cash flow returned to shareholders. The dividend is easy to get to compute. But so is the share repurchases at the 50% and potentially above level depending on where we are and other priorities, including balance sheet.

MARK LASHIER: Yes. And Joe, when you look at the combination of share repurchases and our dividend, the gross dividend outlay has remained pretty stable because the shares are declining. And so it really is almost needed to catch up, and we’re taking advantage of that. And so think about that overall dividend outlay as relatively constant and then share repurchases are the swing item that can grow even faster than the dividend when the cash is there.

JOE LAETSCH: Great. That makes sense. And then the other question that I had was around refined utilization in first quarter, which came in a little bit light versus what we, I think, obviously been expecting based on the low 80% guidance was that economic driven? Or was that always part of the plan?

RICHARD HARBISON: Yes. This is Rich. So our guidance was low 80s for the quarter. There was certainly a heavy focus of that was—of that downturn was related to the turnaround activity and our turnaround activity was heavily focused on crude units as well for the quarter. So that was a big impact, especially in the Atlantic Basin. We had a turnaround at the Bayway facility and the Gulf Coast, both our refineries in the Gulf Coast had turnaround activity at Lake Charles and Sweeny and then so did Wood River and Borger.

So those utilizations were down quite a bit. That all said, there—those were the majority in the major components of the downturn in the utilization. There were some minor market adjustments as well made through the year, primarily in the January and front end of February time frame. So those were relatively minor call them maybe [2, 1.5] on the overall utilization for the quarter.

OPERATOR: Matthew Blair, Tudor Pickering Holt.

MATTHEW BLAIR: I have a two-parter on M&S. First, should we expect a pretty considerable tailwind to your Q2 M&S results from the falling crude price environment. We do track retail indicators looking quite strong in the second quarter. I know your wholesale business is a little bit different. But—what are your expectations on M&S for the second quarter? And is there a big pickup in line?

And then second, every company reports things a little differently. And I think there’s an argument to be made that Phillips refining results are a little different than your large-cap peers because your US wholesale activities are in M&S and not in refining. So my question is, could you help us understand roughly what percent of M&S EBITDA and op costs are related to those wholesale activities so we can look at things on a little bit more of an apples-to-apples basis.

BRIAN MANDELL: Matthew, it’s Brian. I’ll start and then Kevin can take over. I think you’re right, when prices are falling, it’s usually somewhat beneficial for marketing. Just to give you a little bit of color, we’re seeing a stronger go margins. And our view is barring anything significant slowdown in the economy or something like that, we would expect a seasonal uptick in Q2 earnings or margins consistent with prior years.

KEVIN MITCHELL: Yes, Matt, it’s Kevin. And just on the second question, we don’t break out our results by channel of trade, which is what you’re referring to. Our Marketing and Specialty segment covers the wholesale business also covers the retail to the extent we have retail. But the bulk of that business is a wholesale model. And so it’s—we don’t have a breakout of the EBITDA or the costs.

The costs are relatively low. When you think about the company-owned retail business is going to have a higher cost structure, for sure. But it’s not something that we’re breaking out at that channel of trade level.

OPERATOR: Ryan Todd, Piper Sandler.

RYAN TODD: Maybe just one follow-up on some of your earlier comments on renewable diesel. Outside of the macro backdrop, which is obviously very noisy. As we think about the first quarter and into the second quarter, can you talk about maybe some of the challenges that you had, optimizing things from a feedstock point of view in the first quarter because of the timing of some of the announcements and as you look into the second quarter and then maybe—I don’t know if you said this earlier, but do you have a rough estimate of maybe what percent of the products you were able to book credits on during the quarter?

And as we think into the second quarter, how will both of those things change and be a potential tailwind for you this quarter?

BRIAN MANDELL: Yes, maybe I’ll start and others can join in. I would say, like everybody, if you don’t understand the rules of the game, it makes it more difficult to play in the game. And the PTCs were it was kind of not completely known. That time, we didn’t have—we had PTC value for imported used cooking oil, and now we don’t.

And—so we made some decisions early on between the end of last year and beginning of this year that were suboptimized, frankly, given our view of what credits would be and how they turned out in some of the sanctions.

So I think going forward, we’ll have maybe a clearer view. We still don’t have a complete view of the PTCs. We think that will come in June or July with the tax bill. We talked about the RVO, proposal we expect to come at the second half of May, and it not for implementation until Q3. So we’re looking forward to that.

The good news is, I think ag and oil are aligned that we need to increase the RVO to make up for some of the credit value that we lost in the PTCs. And then LCFS is also up for debate. We think by the end of June we’ll have some more clarity on that. So the more clarity we have on the credit values and how they work, then we’ll be able to run the plants and the more focus will be on finding the right feedstock to make the right product.

OPERATOR: Paul Cheng, Scotiabank.

PAUL CHENG: Mark, I think it can be—maybe for the investors—a little bit easier to understand the integration benefit on the midstream to the rest of your business. Maybe it’s a little bit more difficult on the chemical. Even CPChem is a joint venture and they run by their own Board and their own management and in theory that all transactions between you and CPChem should be at arm’s length.

So maybe you can help us understand a little bit better why—I mean even though it has a great asset, why that is important for them to be part of the portfolio and what synergy or integration benefit you can receive from there.

MARK LASHIER: Yes. Paul, glad to take that on. When you look at CPChem, first of all, the model has been great for the last 25 years, it’s grown faster and more profitably than their competitors. It’s been a great return on capital employed business. It’s thrived and done quite well. And we’ve sat across the table from our partners, each of us expressing our undying love for the company and interest in owning all of it if the other is interested and parting from it.

And so I think that there is great operational synergy between CPChem and Phillips 66 as an NGL provider and as an asset operator around the Sweeny complex, where there’s a very heavy presence of CPChem, whether it’s the storage facilities at the Clemens Terminal, the physical location and streams going back and forth between the assets. Yes, there is an arm’s length agreement. But all of that happens quite seamlessly.

Now I would say if Phillips owned those 100%, it would—there would be even greater synergies to capture, but being a 50% owner and being deeply co-located and physically integrated, there are significant advantages there. And those represent substantial assets. You’ve got three of their Gulf Coast crackers right there in the Sweeny complex embedded and deeply integrated.

And so it is real and it happens every day. And if it was truly an independent separate entity, there would be more frictional losses in making things happen over time and less, I think, less direct level of financial integration. So there’s benefits both ways.

PAUL CHENG: Okay. Great. The second question, I think, is for Kevin. Just curious that, I mean, with all the volatility created, given the Trump administration’s economic and tariff policy, should Phillips 66 be listed, or what is the cash balance that you really want to keep on the books as far as what is the debt to capital ratio and your payout ratio? To be quite frank that with higher volatility, should you have a higher payout ratio still going to pay out more than 50%?

Or should you prioritize and get the debt to be lower than what you its target at $17 billion, at least that for—until maybe the volatility becomes perhaps a little bit lower and the risk of recession becomes less.

KEVIN MITCHELL: Yes, Paul, it’s all about balancing the different priorities. And there is a lot of uncertainty out there right now. But—the point is, it is uncertainty and we don’t know exactly which way this will play out. So we don’t want to make any dramatic decisions around that.

And we think that the way we’ve set our prioritization is very measured and balanced to where it’s—it works in a low-cycle environment or a more volatile environment and it works in a more robust environment as well. The 50% payout ratio is relatively modest. We do have cash from asset dispositions. And from a balance sheet standpoint, the cash at the end of the quarter was $1.5 billion.

We’ve tended to run around about that somewhere between $1.5 billion and $2 billion to $2.5 billion at the end of most periods. Would it be nice to have more, yes, but it’s perfectly adequate. There’s a natural cycle over the course of the month anyway. The end of the month, the end of the quarter tends to be a relatively low point in that cycle.

We have significant liquidity facilities that we can draw on, as necessary. And when we need to, we do. But we just—we look holistically at what that balance sheet needs to look like and feel that at the $17 billion level, when you consider that midstream with a pretty stable, very stable $4 billion of EBITDA, the marketing business, also with stable EBITDA in the order of $2 billion that supports that debt. That supports the leverage at a modest ratio.

And so that’s how we think about it in terms of leverage ratios relative to the different business segments we operate. And so we expect to have a debt level that can be supported by the more stable cash-generating businesses and think of the refining business and the chemicals business as being debt free from a Phillips 66 balance sheet standpoint.

OPERATOR: This concludes the question-and-answer session. I will now turn the call over to Mark Lashier for closing comments.

MARK LASHIER: Thanks for all of your questions. Less than three years ago, we embarked on a transformative strategy. We’ve divested multiple noncore assets at attractive multiples, strengthened our NGL value chain and rationalized our refining portfolio. We improved refining operational reliability and reduced refining controllable costs, all while returning over $14 billion to shareholders.

Looking forward, we will deliver significant value through our 2027 strategic priorities maintaining operational excellence, pursuing disciplined growth, returning capital, and ensuring financial strength. We value shareholder feedback.

We’re committed to maximizing long-term value for our shareholders through operational excellence and disciplined capital allocation. Thank you for your interest in Phillips 66. If you have questions or feedback after today’s call, please call Jeff or Owen.

OPERATOR: Thank you, everyone, for joining us today. This concludes your call, and you may now disconnect your lines.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “committed,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this document are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On April 8, 2025, Phillips 66 filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. This communication is not a substitute for the Proxy Statement or any other document that Phillips 66 has filed or may file with the SEC in connection with any solicitation by Phillips 66. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such persons and their respective interests in Phillips 66, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 8, 2025, including in the sections captioned “Beneficial Ownership of Phillips 66 Securities” and “Appendix C: Supplemental Information Regarding Participants in the Solicitation.” To the extent that Phillips 66’s directors and executive officers who may be deemed to be participants in the solicitation have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.